Exhibit 4.38

INDEMNITY AGREEMENT

This INDEMNITY AGREEMENT (this “Agreement”) is made as of the 2nd day of December, 2020, by and between Evangelos Pistiolis (“EJP”) and TOP Ships Inc., a Marshall Islands corporation (“TOPS”).  EJP and TOPS are sometimes individually referred to in this Agreement as a “Party” and collectively, the “Parties.”

RECITALS:

WHEREAS, pursuant to a bareboat charter agreement dated 3 November 2020 in respect of the vessels Eco Bel Air and Eco Beverly Hills, with MIF II no. 7 K/S and MIF II no.8 K/S (collectively “Navigare”) (the “Bareboat Agreements”) and South California Inc. and Malibu Warrior Inc., fully owned subsidiaries of TOPS (collectively the “SPVs”), EJP has entered into certain Guarantee and Indemnity Agreements, each dated 3 November 2020 (collectively, the “Bareboat Charter Guarantees”), with Navigare, attached hereto as Exhibit A, pursuant to which EJP has agreed, among other things, to (i) guarantee the due and punctual performance of the obligations of the SPVs under the Bareboat Agreements, and (ii) indemnify Navigare for certain losses, costs, claims, liabilities, damages, demands and expenses suffered or incurred by Navigare arising out of, or in connection with, the payment obligations and liabilities of the SPVs, in each case, upon the terms and subject to the conditions set forth in the Bareboat Charter Guarantees; and

WHEREAS, in consideration for providing the Bareboat Charter Guarantees, TOPS has agreed, among other things, to indemnify EJP for any liability incurred by EJP under the Bareboat Charter Guarantees for the duration of the term of the Bareboat Charter Guarantees, all as more particularly set forth herein.

Capitalized terms used herein but not defined shall have the respective meanings given to them in the Bareboat Charter Guarantees.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereby agrees as follows:

1.

TOPS hereby agrees to, and shall, pay and reimburse and be liable to EJP on demand for, and to indemnify and hold EJP harmless from and against, any and all payments, payment obligations, liabilities, losses, damages, claims, out-of-pocket costs, and expenses (including attorneys’ fees and other third-party expenses, including, without limitation, any fees, costs or expenses incurred in connection with enforcing this Agreement) which EJP may incur, directly or indirectly, as a result of, related to, or connected with, the performance of any or all of his obligations under the Bareboat Charter Guarantees (collectively, “Losses”).

2.

In the event that any sums are paid by EJP under or on account of the Bareboat Charter Guarantee, EJP shall be entitled, upon written notice to TOPS, to immediate reimbursement from TOPS, subject to the terms of this Agreement.

3.

All notices, requests, demands and other communications to any Party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission, electronic transmission or similar writing) and shall be given to the address, facsimile number or email address as such Party may hereafter specify for the purpose by notice to each other Party hereto.

4.

Separate and successive actions may be brought hereunder to enforce any of the provisions hereof at any time and from time to time. No action hereunder shall preclude any subsequent action, and each of the undersigned Parties hereby waives and covenants to not assert any defense in the nature of splitting of causes of action or merger of judgments.  In no event shall any provisions of this Agreement be deemed to be a waiver of or to be in lieu of any right or claim, including without limitation any right of contribution or other right of recovery, that any Party to this Agreement might otherwise have against any other Party to this Agreement.  If any term of this Agreement or any application thereof shall be invalid, illegal or unenforceable, the remainder of this Agreement and any other application of such term shall not be affected thereby. No delay or omission in exercising any right hereunder shall operate as a waiver of such right or any other right.

5.

The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided to the Parties hereto by law or by any other agreement to which the Parties are bound.

6.

This Agreement shall be binding upon each of the Parties and each Party’s respective executors, heirs, successors and assigns (including, without limitation, any entity or entities that are their respective corporate, partnership or other successors and assigns) and shall inure to the benefit of each of the Parties and its respective estate, executors, heirs, successors and assigns.

7.	This Agreement shall terminate upon expiry of the Bareboat Charter Guarantees.

8.	This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York.

9.	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first written above.

Evangelos Pistiolis

Evangelos Pistiolis

Top Ships Inc

By:
Name:	Alexandros Tsirikos
Title:	CFO/Director

Exhibit A

[Bareboat Charter Guarantees]